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CHRISTOPHER M. GRINNELL
SENIOR ASSOCIATE COUNSEL
LIFE LAW DEPARTMENT                                                       [LOGO]
DIRECT DIAL: (860) 843-5445
FAX: (860) 843-8665


May 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-0506

RE:  ARTHUR ANDERSEN LLP

Arthur Andersen LLP has represented to the Registrant on April 8, 2002 that its audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,

/s/ Christopher M. Grinnell

Christopher M. Grinnell
Senior Associate Counsel








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